AMERICAN TAX CREDIT PROPERTIES III L.P.

Supplement No. 1 dated June 6, 1990
to Prospectus dated February 7, 1990

This Supplement is part of, and should be read in conjunction with, the Prospectus dated February 7, 1990 (the "Prospectus"). Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise defined herein.

INVESTOR CLOSINGS

An Initial Closing on the sale of Units is anticipated to occur on or about June 13, 1990 at which time the Partnership intends to issue to subscribers Units in the anticipated approximate amount of $19,730,000, representing 19,730 Units. The Offering is continuing.

INVESTMENT OBJECTIVES AND POLICIES

The Partnership is seeking to acquire Local Partnership Interests that will permit for a ten-year period (commencing for each property from the date of the Partnership's investment or, if later, the date the property is placed in service) an average annual allocation of Low-Income Credits of approximately $1,450 per $10,000 of Gross Proceeds allocable to the purchase of each Local Partnership Interest.

SPECIFIED INVESTMENTS

In addition to the Castle Local Partnership and the Chestnut Park Local Partnership, the Partnership has preliminarily identified for investment limited partnership interests in two additional Local Partnerships that are expected to develop and/or acquire Carrington Place Apartments in Farmington Hills, Michigan (the "Carrington Place Complex") and Harmony Apartments in Los Angeles, California (the "Harmony Complex"). THE IDENTIFICATION OF SUCH INVESTMENTS IS PRELIMINARY ONLY AND IS SUBJECT TO SIGNIFICANT CONDITIONS PRECEDENT, INCLUDING BUT NOT LIMITED TO THE RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ALL OR ANY OF THE INVESTMENTS WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT ANY WILL BE MADE AT ALL.

In addition, since the date of the Prospectus, certain events have occurred with respect to the Castle Complex and the Chestnut Park Complex, and the description of these previously identified investments therefore is supplemented as described below.

The Prospectus will be further supplemented during the term of the Offering to describe any material changes in the terms of the Partnership's proposed investments in the Local Partnerships described below and in the Prospectus and at such time that the General Partner believes a reasonable probability exists that any additional investments will be made by the Partnership.

THE CASTLE APARTMENTS
NEW YORK CITY, NEW YORK

The Partnership is completing negotiations with respect to a Second Amended and Restated Agreement of Limited Partnership, pursuant to which the Partnership anticipates acquiring a 99% limited partnership interest in the Castle Local Partnership, on substantially the same terms as described in the Prospectus, as supplemented hereby. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THIS INVESTMENT WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED IN THE PROSPECTUS, AS SUPPLEMENTED HEREBY, OR THAT IT WILL BE MADE AT ALL. The Partnership expects the current limited partners to withdraw from the Castle Local Partnership, and thereafter the Partnership expects to acquire such interest by making a capital contribution to the Castle Local Partnership of approximately $2,995,000 payable generally as follows: (a) payment of $1,131,000 when the Partnership acquires its

Local Partnership Interest in the Castle Local Partnership, (b) payment of $91,000 on January 2, 1991, (c) payment of $755,000 at completion of rehabilitation of the Castle Complex (payable on a pro rata basis as buildings comprising the Castle Complex are completed and begin the applicable Credit Period), and (d) payment of $1,018,000 when the Castle Complex has reached breakeven operations for a period of three consecutive months and has achieved conversion of the construction loans for the financing of the Castle Complex to permanent loans. In the event that the Partnership raises less than $35,000,000 pursuant to the Offering, the capital contributions to the Castle Local Partnership may be reduced by up to approximately $75,000 to offset certain of the Partnership's Organization, Offering and Selling Expenses. If the actual amount of Low-Income Credits generated by the Local Partnership materially exceeds the anticipated amount of Low-Income Credits, it is anticipated that such increase will result in an adjustment to the above-described capital contribution (an "Upward Adjustment") in favor of the Local General Partners. See "Investment Objectives and Policies—Structure of Investments." If Gross Proceeds are not available therefor, such increase will be paid from Operating Cash Flow, to the extent available.

The Castle Local Partnership or the Local General Partners are expected to utilize approximately $750,000 of the capital contributions from the Partnership for deposit into a guarantee fund or for purchase of a similar investment (the "Rental Supplement Maintenance Account") which will be used to supplement the rental income received by the Castle Local Partnership over a 15-year period. The Local General Partners will receive an amount equal to the amount utilized from the Rental Supplement Maintenance Account by the Castle Local Partnership from Sale or Refinancing Proceeds. Any funds generated by the Rental Supplement Maintenance Account not needed in any year to fund operating expenses, including any unused amounts in the Rental Supplement Maintenance Account upon a Sale or Refinancing of the Castle Complex, will be distributed to the Local General Partners. The contractor for the Castle Complex is 1950 Andrews Avenue Construction Corp., an Affiliate of the Local General Partners.

The combined principal amortization of the first, second and third mortgage loans is scheduled by the lenders to be approximately $5,840,000 over the first 15 years of the permanent phase of the mortgage loans or approximately 150% of the allocable Gross Proceeds attributable to the Partnership's investment in the Castle Local Partnership.

It is expected that the Local Partnership Agreement will provide that to the extent that the Partnership is able to acquire Local Partnership Interests (including the Castle Local Partnership Interest) that will permit for the ten year period (commencing for each property from the date of the Partnership's investment, or if later, the date the property is placed in service) an annual allocation of Low-Income Credits of at least approximately $1,450 per $10,000 of Gross Proceeds allocable to the purchase of all Local Partnership Interests, then the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Castle Local Partnership will be adjusted such that the finally determined amount of Low-Income Credits will be equal to approximately 1.4 times the Partnership's allocable Gross Proceeds attributable to its investment in the Castle Local Partnership; otherwise the capital contributions and allocable Gross Proceeds attributable to the Partnership's investment in the Castle Local Partnership will be adjusted such that the finally determied amount of Low-Income Credits will be equal to approximately 1.425 times the Partnership's Gross Proceeds attributable to its investment in the Castle Local Partnership.

It is expected that Operating Cash Flow, to the extent available, will be distributed 99% to the Partnership and 1% to the Local General Partners after payment of (i) Operating Loans; (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of remaining available Operating Cash Flow in such year, provided that the portion of the Local Partnership Administration Fee payable to The Richman Group, Inc., a Local General Partner and an Affiliate of the General Partner, will not exceed an amount equal to 2% of the gross revenues of the Castle Complex for such year; (iii) an amount to the Local General Partners equal to unpaid Upward Adjustment Amount; and (iv) an amount to the Local General Partners equal to any funds generated by the Rental Supplement Maintenance Agreement which are not needed to fund operating expenses of the Castle Local Partnership for such year. It is expected that the Local General Partners will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to investment in the Castle Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Castle Local Partnership to the Partnership. Any amounts paid pursuant to such guarantee will be treated as Operating Loans, repayable from 50% of Operating Cash Flow or from Sale or Refinancing Proceeds. Sale or Refinancing Proceeds

remaining after payment of all debts of the Castle Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Local Partnership, and thereafter, after a distribution to the Local General Partners of an amount equivalent to funds utilized from the Rental Supplement Maintenance Account, 49.50% to the Partnership and 50.50% to the Local General Partners.

It is currently anticipated that the Low-Income Credits applicable to the Castle Complex will be approximately $5,310,000 over a ten-year period, or approximately $531,000 per year.

THE CHESTNUT PARK APARTMENTS
EAST ORANGE, NEW JERSEY

The Partnership has entered into an Amended and Restated Agreement of Limited Partnership of Chestnut Park Associates, L.P., on substantially the same terms as described in the Prospectus, as supplemented hereby. The New Jersey Housing and Mortgage Finance Agency ("NJHMFA") has not yet approved such agreement or the terms of the Partnership's investment in the Chestnut Park Local Partnership. SUCH INVESTMENT IS SUBJECT TO REVISION AND TO SIGNIFICANT CONDITIONS SUBSEQUENT, INCLUDING APPROVAL BY NJHMFA. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT SUCH INVESTMENT WILL ULTIMATELY BE MADE IN ACCORDANCE WITH THE DESCRIPTION OF THE TERMS THEREOF IN THE PROSPECTUS, AS SUPPLEMENTED HEREBY, OR THAT THE CONDITIONS SUBSEQUENT FOR THE PARTNERSHIP TO MAINTAIN ITS INVESTMENT WILL BE SATISFIED.

The Richman Group, Trebor Development & Investment Co. and Landex Corporation will be the Managing General Partners of the Chestnut Park Local Partnership.

It is expected that the Local Partnership Agreement will provide for an adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Chestnut Park Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.45 times the Partnership's Gross Proceeds allocable to its investment in the Chestnut Park Local Partnership.

The former limited partners have withdrawn from the Chestnut Park Local Partnership. The Partnership has acquired a 99% limited partnership interest in the Chestnut Park Local Partnership and has agreed to make capital contributions of $4,205,000 to the Chestnut Park Local Partnership, payable generally as follows: (a) payment of $1,549,000 upon the allocation by the Partnership of Net Proceeds for investment in the Chestnut Park Local Partnership; (b) payment of $128,000 on January 2, 1991; (c) payment of $1,032,000 at completion of rehabilitation of the Chestnut Park Complex; and (d) payment of $1,496,000 when the Chestnut Park Complex has achieved breakeven operations for a period of three consecutive months. In the event that the Partnership raises less than $35,000,000 of Gross Proceeds, the aggregate capital contributions of the Partnership in the Chestnut Park Local Partnership may be reduced by approximately $205,000.

CARRINGTON PLACE APARTMENTS
FARMINGTON HILLS, MICHIGAN

As of the date of this Supplement, the Partnership, together with American Tax Credit Properties II L.P., an Affiliate of the Partnership with similar business objectives and investment policies, has entered into a letter of intent to collectively acquire a 99% limited partnership interest in Carrington Limited Dividend Housing Association Limited Partnership, a Michigan limited partnership (the "Carrington Local Partnership"), which is the owner of Carrington Place Apartments (the "Carrington Place Complex") located in Farmington Hills, Michigan. As of the date of this Supplement, no other agreements have been entered into by the Partnership or by American Tax Credit Properties II L.P. relating to the Carrington Place Complex. The anticipated joint venture between the Partnership and American Tax Credit Properties II L.P. for the acquisition of the 99% limited partnership interest in Carrington Local Partnership will be under the terms for joint investments described in the Prospectus under "Investment Objectives and Policies—Structure of Investments."

Description of the Property. Construction of the Carrington Place Complex commenced in the fall of 1988 and was completed in November 1989. It is anticipated that rental of all the units in the Carrington Place Complex will be completed in September 1990. The Carrington Place Complex consists of one two-story elevator building on approximately 5.24 acres containing 100 rental units. The 89 one-bedroom and 11 two-bedroom garden apartments contain dishwashers, ranges, refrigerators, carpeting throughout and central air conditioning. Site improvements consist of sidewalks, landscaping, and a large indoor community space. A total of 111 parking spaces are provided, including 52 covered carports.

The type and number of apartments and the anticipated monthly rents for the Carrington Place Complex are as follows:

Apartment Type	Number of Units	Approximate Square Feet	Anticipated Monthly Rents
1 BR/1 BA	50	625	$397
1 BR/1 BA	39	675	$396
2 BR/1 BA	11	950	$450

It is anticipated that an annual rental subsidy assistance fund from the Michigan State Housing Development Authority ("MSHDA") will be made available to the Carrington Place Complex for 15 years in an amount up to $40,000 per year. Such assistance is payable only on behalf of tenants who would otherwise pay more than 40% of their income for rent and utilities. Should the Carrington Local Partnership retain the low-income rental and occupancy restrictions in place for the Carrington Place Complex beyond the initial 15-year period, MSHDA may extend such subsidy assistance during subsequent years. The actual monthly rents and the availability of tenants who qualify under Section 42 of the Code may be determined by, among other factors, the local rental market in the Carrington Place Complex neighborhood. Failure to attract qualified tenants could result in a recapture of Low-Income Credits.

Local General Partners. The Local General Partners are expected to be Sam L. Yaker as Trustee of the Sam L. Yaker Revocable Trust, Armenag Kalaydjian as Trustee of the Armenag Kalaydjian Revocable Trust, and Vincent Valvona as Trustee of the Vincent Valvona Revocable Trust.

Mr. Yaker has been the President of Liberty Construction Corp. ("Liberty") since 1980. From 1971 through 1979 he was Executive Vice President of Amurcon Corporation, where he was responsible for the development and construction of over 5,000 apartment units, a majority of which are low-income units.

As the Executive Vice President of Liberty, Mr. Kalaydjian is responsible for all of Liberty's development and construction activities. Prior to joining Liberty, Mr. Kalaydjian was employed by National Homes as a regional construction manager.

As a principal of PI-CON, Inc., an underground utility construction firm, Mr. Valvona supervises the construction of underground utilities for private and public uses.

Management Agent. P.M. Diversified, Inc. ("P.M. Diversified"), a Michigan corporation, will be the initial managing agent of the Carrington Place Complex. P.M. Diversified currently manages, directly or in a supervisory capacity, in excess of 7,500 residential housing units in Michigan, of which 3,000 are low-income units, and employs approximately 125 employees with on-site management responsibilities. P.M. Diversified is the managing agent for two apartment complexes owned by local partnerships invested in by American Tax Credit Properties II L.P.

Contractor. The general contractor for construction of the Carrington Place Complex was Liberty Construction Corp., a Michigan corporation and an Affiliate of Messrs. Yaker and Kalaydjian. Liberty Construction Corp.'s recent activities include the construction or rehabilitation of several senior citizen apartment complexes and congregate housing complexes in Michigan.

Community Profile. The City of Farmington Hills is located in the southern portion of Oakland County, Michigan, within the metropolitan Detroit area. The Farmington Hills market area is served by the Detroit Metro airport, I-96, I-696, I-275 and other major highways. The City of Farmington Hills has recently experienced development of high-tech research parks and office construction.

Partnership Investment. The Carrington Local Partnership purchased the Carrington Place Complex site in 1988 for approximately $200,000. The admission of the Partnership and American Tax Credit Properties II L.P. to the Carrington Local Partnership is expected to occur in June 1990. The approval of

MSHDA may be required for such admission, in the event that MSHDA provides the Carrington Local Partnership with a first mortgage loan. Aggregate construction costs, including the purchase price of the Carrington Place Complex site, are expected to be approximately $6,688,000, based upon actual development costs provided by the Local General Partners. The amount of the Property Development Fee payable by the Carrington Local Partnership to the Local General Partners or their Affiliates will depend upon an accountant's determination of the final actual costs of construction and development of the Property, and therefore cannot be finally determined until such determination has been made. However, it is anticipated that a substantial portion of the Partnership's and American Tax Credit Properties II L.P.'s capital contributions to the Carrington Local Partnership will be paid as a Property Development Fee, and will be included in the projected construction and development costs of the Carrington Place Complex.

The Partnership expects that the current limited partners will withdraw from the Carrington Local Partnership, and that the Partnership and American Tax Credit Properties II L.P. will acquire, in the aggregate, a 99% limited partnership interest in respective amounts to be determined (it is currently anticipated, however, that the Partnership will acquire a majority of the 99% limited partnership interest) in the Carrington Local Partnership by making aggregate capital contributions to the Carrington Local Partnership of approximately $3,173,000 (with the capital contribution of each entity based on its respective partnership interest), payable generally as follows: (a) payment of approximately $1,195,000 upon admission to the Local Partnership, (b) payment of approximately $271,000 on January 2, 1991, (c) payment of approximately $853,000 upon receipt of the final Low-Income Credit certification from the Accountants for the Partnership, (d) payment of approximately $427,000 upon 95% occupancy of the Carrington Place Complex, and (e) payment of approximately $427,000 three months thereafter.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the Partnership's and American Tax Credit Properties II L.P.'s capital contributions and allocable Gross Proceeds attributable to their investments in the Carrington Local Partnership such that the finally determined amount of Low-Income Credits will be equal to the equivalent of approximately 1.45 times the Partnership's and American Tax Credit Properties II L.P.'s Gross Proceeds allocable to their respective investments in the Carrington Local Partnership, and (ii) reimbursement to the Partnership and American Tax Credit Properties II L.P. by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership and American Tax Credit Properties II L.P. from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is also expected that the Local General Partners will agree to purchase the Partnership's and American Tax Credit Properties II L.P.'s interests in the Carrington Local Partnership for an amount equal to the allocable Gross Proceeds attributable to their investments in the Carrington Local Partnership, at their option, if certain events do not occur in a timely manner.

The joint venture arrangement regarding the investment by the Partnership and American Tax Credit Properties II L.P. in the Carrington Local Partnership is between two partnerships with substantially identical investment objectives and sponsor compensation structures, will not result in duplicate property management or other fees and will result in investment by each venturer on substantially the same terms and conditions. In addition, each venturer will be given a right of first refusal to buy the other venturer's interest if the other venturer wishes to sell its interest in the Carrington Local Partnership. (See "Conflicts of Interest—Joint Ventures Between Partnerships" in the Prospectus.)

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amounts as set forth in the Prospectus will be paid by the Carrington Local Partnership to the General Partner and the general partner of American Tax Credit Properties II L.P. on January 2, 1991.

A disposition fee will be paid to the Local General Partners upon the Sale or Refinancing of the Carrington Place Complex in an amount equal to three percent (3%) of the gross proceeds of such Sale or Refinancing.

Financing. Initial financing for the construction of the Carrington Place Complex was provided to the Carrington Local Partnership by Michigan National Bank ("MNB") under the terms and conditions of a construction mortgage in the amount of $4,400,000 with interest at the rate of MNB's prime rate plus three-quarters of one percent (¾%) per annum. Permanent financing of the project is expected to be pro-

vided to the Carrington Local Partnership by a first mortgage loan from the Michigan State Housing Development Authority ("MSHDA") in the amount of $3,513,644 with a fixed interest rate of 10% for a term of 35 years. The Carrington Local Partnership has paid a fee to MSHDA in the amount of $9,000 for MSHDA to conduct a feasibility study with respect to MSHDA's proposed loan to the Carrington Local Partnership. The Local General Partners have represented that they expect to receive a written commitment from MSHDA in June 1990 with respect to such financing. If, however, such permanent financing from MSHDA is not available, an amendment to the current terms of the MNB financing will be required as a condition precedent to the payment of the first installment of capital contribution to the Carrington Local Partnership. The Local General Partners are currently negotiating the terms of such amendment with MNB, which they expect will include interest at a rate of MNB's prime rate plus one percent (1%) per annum, for an anticipated term of 15 years. Additionally, several provisions of the current MNB loan will have to be revised to meet the Partnership's business objectives and investment policies, which modifications are also being discussed by the Local General Partners with MNB. There is no assurance that the Local General Partners will be successful in negotiating acceptable revisions. In the event that the MSHDA loan is not provided and the Carrington Local Partnership instead utilizes revised MNB financing, the obligation of the Local General Partners to provide loans to the Carrington Local Partnership to fund operating deficits will be increased to a 15-year period, as described below in "Operating Loans."

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and American Tax Credit Properties II L.P. (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 1% to the Local General Partners. Operating Cash Flow, to the extent available for distribution, is expected to be distributed 99% to the Partnership and American Tax Credit Properties II L.P. (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of the remaining available Operating Cash Flow in such year. It is expected that the Local General Partners will guarantee annual distributions to the Partnership and American Tax Credit Properties II L.P. of an aggregate amount of up to the lesser of $2,500 or .2% of the allocable aggregate Gross Proceeds attributable to the Partnership's and American Tax Credit Properties II L.P.'s investment in the Carrington Local Partnership to the extent that in any year there is less than an aggregate $5,000 distribution from Operating Cash Flow by the Carrington Local Partnership to the Partnership and American Tax Credit Properties II L.P. Any amounts paid pursuant to such guarantee will be repayable as Operating Loans. Sale or Refinancing Proceeds remaining after payment of all debts of the Carrington Local Partnership (including outstanding Operating Loans), establishment of reserves and payment of a sales disposition fee to the Local General Partners, are expected to be distributed 99% to the Partnership and American Tax Credit Properties II L.P. (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 1% to the Local General Partners until the Partnership and American Tax Credit Properties II L.P. have received an amount equal to allocable Gross Proceeds attributable to their investment in the Carrington Local Partnership, and thereafter, 50% in the aggregate to the Partnership and American Tax Credit Properties II L.P. (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 50% to the Local General Partners as described below.

Operating Loans. The Local General Partners are expected to agree to provide loans to the Carrington Local Partnership to fund operating deficits for a five (5) year period commencing with the later of (a) admission of the Partnership and American Tax Credit Properties II L.P. to the Carrington Local Partnership (the "Admission") and (b) receipt of a financing commitment from MSHDA. In the event that the Carrington Local Partnership does not obtain MSHDA permanent financing, the Local General Partners will be expected to provide loans to the Carrington Local Partnership to fund operating deficits for a fifteen (15) year period. It is expected that any Operating Loans will be repaid, without interest, from 50% of Operating Cash Flow of the Carrington Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. However, there can be no assurance that the Local General Partners will be able to comply with their obligations at such time, if any, as the Carrington Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligation could cause a default under

a mortgage or other agreement concerning the Carrington Local Partnership, which default could result in recapture of Low-Income Credits. (See "Risk Factors—Reliance on Local General Partners" in the Prospectus.)

Low-Income Credits. Based upon the submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Carrington Place Complex, the Local General Partners have received a preliminary allocation of approximately $5,524,200 of Low-Income Credits over a ten-year period (approximately $552,420 per year). The actual Low-Income Credit generated by this property will depend on the accountants' final determination of the actual development cost and the eligible basis of the Carrington Local Partnership.

Insurance. The Local General Partners, on behalf of the Carrington Local Partnership, will obtain and maintain insurance for the Carrington Place Complex in amounts of coverage approved by the Partnership and American Tax Credit Properties II L.P. and MSHDA and/or MNB, or any other mortgage lender. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

HARMONY APARTMENTS
LOS ANGELES, CALIFORNIA

As of the date of this Supplement, the Partnership and American Tax Credit Properties II L.P. have entered into a letter of intent to collectively acquire a 99% limited partnership interest in Harmony Avenue Apartments, a California Limited Partnership (the "Harmony Local Partnership"), which is expected to be the owner of an apartment complex being constructed in Los Angeles, California, to be known as Harmony Apartments (the "Harmony Complex"). The anticipated joint venture between the Partnership and American Tax Credit Properties II L.P. for the acquisition of the 99% limited partnership interest in the Harmony Local Partnership will be made under the terms for joint investment described in the Prospectus under "Investment Objectives and Policies—Structure of Investments." As of the date of this Supplement, no other agreements have been entered into by the Partnership or American Tax Credit Properties II L.P. relating to the Harmony Complex.

Description of the Property. It is expected that upon completion of construction, the Harmony Complex will consist of 65 apartment units in one three-story building on a 53,000 square-foot site. It is anticipated that the following amenities will be provided: recreation room, central laundry facilities, playgrounds and private patios or balconies.

The type and number of apartments and the anticipated monthly rents for the Harmony Complex are estimated as follows:

Apartment Type	Number of Units	Approximate Square Feet	Anticipated Monthly Rents
2 BR/1 BA	41	803-826	$554
3 BR/2 BA	20	997	$655
4 BR/2 BA	4	1285	$741

Construction of the Harmony Complex is expected to commence in the summer of 1990, and to be completed in the fall of 1991. All leases are expected to be for a term of one year. The actual monthly rents and the availability of tenants who qualify under Section 42 of the Code may be determined by, among other factors, the local rental market in the Harmony Complex neighborhood. Failure to attract qualified tenants could result in a recapture of Low-Income Credits.

Local General Partners. The Local General Partners are expected to be Julian Weinstock Construction Co., Inc., a California corporation, Jona Goldrich as Trustee of the Goldrich Trust No. 1 dated August 4, 1971, Sol Kest as Trustee of the Kest Trust No. 1 dated April 1, 1971, the Warren L. Breslow Trust, the Hirsh Family Trust, and Emanuel G. Aftergut.

The Julian Weinstock Construction Co., Inc. was organized in November 1956 for the purpose of participating in real estate investment, development, and consulting. It was founded by Julian Weinstock, who has been involved in real estate for over 40 years. Mr. Weinstock has developed over 10,000 units of multi-family rental properties (of which approximately 5,000 units were low-income units), approximately 10,000 single family homes, and office and industrial complexes.

Julian Weinstock Construction Co., Inc. is the local general partner in one other local partnership invested in by an Affiliate of the Partnership with similar business objectives and investment policies.

The remaining Local General Partners are all officers and/or principals (or affiliates thereof) in Goldrich and Kest Industries, a California corporation. Goldrich and Kest Industries was formed by Jona Gold and Sol Kest in 1959 as a real estate development and diversified residential management firm. The firm has constructed more than 27,000 residential housing units, developed nearly 3.8 million square feet of office and commercial space, and entered into $400,000,000 in construction contracts with redevelopment agencies.

Management Agent. The Harmony Complex will be managed upon completion by Alpha Property Management, a division of Realty Partners, Ltd. Alpha Property Management currently has offices located in Los Angeles, California and Houston, Texas. The company was founded in 1971 and manages both conventional and subsidized apartment complexes containing a total of 4,748 units in California, Texas, Tennessee, Arkansas and Washington, D.C., of which 3,705 units are either HUD-owned or HUD-subsidized.

Contractor. It is anticipated that the general contractor for the Harmony Complex will be an Affiliate of one of the Local General Partners of the Harmony Local Partnership.

Community Profile. The Harmony Complex is located in North Hollywood, California, which is one of the suburban communities located within the San Fernando Valley area of the City of Los Angeles, and is approximately ten miles northwest of the Civic Center and the downtown Los Angeles business district. The Harmony Complex is in close proximity to Universal City and the City of Burbank, both of which are major television and motion picture industry office and production centers. In 1978, the area was designated as the first Master Redevelopment Project in the San Fernando Valley.

Partnership Investment. It is expected that the Harmony Local Partnership will lease the land for the Harmony Complex from the Community Redevelopment Agency of the City of Los Angeles ("CRA") for a period of 55 years, with an option to purchase the land (which was purchased by CRA with the proceeds of a HODAG grant from HUD) at the end of the 55-year lease period for an amount equal to the then fair market value of the land. Lease payments are expected to be payable in the form of 30% of any Surplus Cash of the Harmony Complex, as defined below. In addition, it is expected that approximately 26% of any proceeds of a Sale or Refinancing of the Harmony Complex will be payable to CRA. The admission of the Partnership and American Tax Credit Properties II L.P. to the Harmony Local Partnership will be contingent upon the approval thereof by all applicable agencies and/or lenders. The closing of construction financing is expected to occur in June 1990. Based upon estimates provided by the Local General Partners, total development costs are expected to be approximately $7,425,000.

The Partnership and American Tax Credit Properties II L.P. expect to acquire in the aggregate a 99% limited partnership interest in the Harmony Local Partnership by making capital contributions to the Harmony Local Partnership of approximately $3,406,000 plus interest earned thereon as set forth below, in respective amounts to be determined (it is currently anticipated, however, that the Partnership will acquire a majority of the 99% limited partnership interest), payable as follows: (a) payment of approximately $1,567,000 upon admission to the Harmony Local Partnership, (b) payment of approximately $312,000 on January 2, 1991, (c) payment of approximately $509,000, together with interest earned thereon from the date of admission of the Partnership and American Tax Credit Properties II L.P., at completion of construction of the Harmony Complex (the "Completion Installment"), and (d) payment of approximately $1,018,000, together with interest earned thereon from the date of admission of the Partnership and American Tax Credit Properties II L.P., upon achievement of breakeven operations of the Harmony Complex for a period of three consecutive months. Interest payable as described above will be limited to approximately $115,000. The amount of the Property Development Fee payable by the Harmony Local Partnership to the Local General Partners or their Affiliates will depend upon the actual costs of the development of the Property, and therefore cannot be finally determined until actual development costs have been determined. It is anticipated, however, that a substantial portion of the Partnership's and American Tax Credit Properties II L.P.'s capital contribution to the Harmony Local Partnership will be paid as Property Development Fees, and will be included in the projected development costs of the Harmony Complex.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the Partnership's and American Tax Credit Properties II L.P.'s capital contribution and allocable Gross Proceeds allocable to their investments in the Harmony Local Partnership such that the finally determined amount of the Low-Income Credits will be equal to approximately 1.45 times the Partnership's and American Tax Credit Properties II L.P.'s aggregate Gross Proceeds allocable to their respective investments in the Harmony Local Partnership, and (ii) reimbursement to the Partnership and American Tax Credit Properties II L.P. by the Local General Partners for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership and American Tax Credit Properties II L.P. from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. It is also expected that the Local General Partners will agree to purchase the Partnership's and American Tax Credit Properties II L.P.'s aggregate interest in the Harmony Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the Partnership's and American Tax Credit Properties II L.P.'s investment in the Harmony Local Partnership, at the Partnership's and American Tax Credit Properties II L.P.'s option, if completion of construction of the Harmony Complex or certain other events do not occur in a timely manner.

The joint venture arrangement regarding the investment by the Partnership and American Tax Credit Properties II L.P. in the Harmony Local Partnership is between two partnerships with substantially identical investment objectives and sponsor compensation structures, will not result in duplicate property management or other fees and will result in investment by each venturer on substantially the same terms and conditions. In addition, each venturer will be given a right of first refusal to buy the other venturer's interest if the other venturer wishes to sell its interest in the Harmony Local Partnership. The respective partnership interests of each venturer in, and amount of capital contributions to, the Harmony Local Partnership have not yet been determined. (See "Conflicts of Interest—Joint Ventures Between Partnerships" in the Prospectus.)

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amounts as set forth in the Prospectus will be paid by the Local Partnership to the General Partner and the general partner of American Tax Credit Properties II L.P. on January 2, 1991.

A disposition fee will be paid to the Local General Partners upon the Sale or Refinancing of the Harmony Complex in an amount equal to three percent (3%) of the gross proceeds of such Sale or Refinancing.

Financing. While certain significant documentation with respect to the development and financing of the Harmony Complex has yet to be received and/or finalized, based on the representations of the Local General Partners, the Local General Partners are currently negotiating first mortgage construction and permanent financing in an anticipated amount of $3,100,000. The Local General Partners anticipate that the first mortgage loan will bear interest at a fixed rate of approximately 10.5% per annum and will fully amortize over 360 months beginning after completion of construction. The Local General Partners further anticipate that payments on the first mortgage and distributions of cash, if any, to the partners of the Harmony Local Partnership will be limited by the terms of a Regulatory Agreement between the Harmony Local Partnership and the CRA and/or other applicable governmental agency to surplus cash remaining after payment of all project operating expenses, land lease payments, first mortgage debt service, and establishment of necessary reserves ("Surplus Cash"). It is also anticipated that the CRA will loan to the Harmony Local Partnership an amount equal to $825,000. It is anticipated that the loan from the CRA will be repayable from 10% of Surplus Cash and will bear interest at amounts to be determined. There can be no assurance that the final terms of the mortgage loan will be consistent with the Local General Partners' current expectations.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and American Tax Credit Properties II L.P. in amounts reflecting their relative partnership interests in the Harmony Local Partnership and 1% to the Local General Partners. Operating Cash Flow, to the extent available, is expected to be distributed 99% to the Partnership and American Tax Credit Properties II L.P. in amounts reflecting their relative partnership interests in the Harmony Local Partnership and 1% to the Local General Partners after payment of (i) payments due to CRA, (ii) Operating Loans, and (iii) an annual Local Partnership Administration Fee to the Local General Partners of up to 33.75% of available

Operating Cash Flow in such year as calculated prior to making the payments set forth in (i) and (ii) above. It is expected that the Local General Partners will guarantee payment to the Partnership and American Tax Credit Properties II L.P. of an aggregate amount of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to their investment in the Harmony Local Partnership, to the extent that in any year there is less than an aggregate $5,000 distribution from Operating Cash Flow by the Harmony Local Partnership to the Partnership and American Tax Credit Properties II L.P. Any amounts paid pursuant to such guarantee will be repayable in the same manner as Operating Loans. Sale or Refinancing Proceeds remaining after payment of all debts of the Harmony Local Partnership (including Operating Loans), establishment of reserves are expected to be distributed 99% to the Partnership and American Tax Credit Properties II L.P. in amounts reflecting their relative partnership interests in the Harmony Local Partnership and 1% to the Local General Partners until the Partnership and American Tax Credit Properties II L.P. have received an amount equal to the allocable Gross Proceeds attributable to their investment in the Harmony Local Partnership, and thereafter, 50% to the Partnership and American Tax Credit Properties II L.P. in amounts reflecting their relative partnership interests in the Harmony Local Partnership and 50% to the Local General Partners.

Operating Loans. It is anticipated that the Local General Partners will agree to provide loans, if necessary, up to a cumulative maximum of $392,500 to the Harmony Local Partnership to fund operating deficits during the period commencing with the achievement of final closing of the mortgage loans until the later of breakeven operations or the fifth anniversary of such final closing. Any Operating Loans will be repaid, without interest, from 50% of Operating Cash Flow of the Harmony Local Partnership or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. However, there can be no assurance that the Local General Partners will be able to comply with their obligations at such time, if any, as the Harmony Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligations could cause a default under the mortgages or other agreements concerning the Harmony Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors—Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. The Local General Partners have obtained the approval of the California Mortgage Bond and Tax Credit Allocation Committee for an allocation of approximately $6,250,000 of Low-Income Credits over a ten-year period, or approximately $625,000 per year, for the Harmony Local Partnership. Such allocations were determined based upon the submission by the Local General Partners of projected development budgets and the anticipated eligible basis of the Harmony Complex. The actual Low-Income Credit generated by this property will depend upon the actual development cost and the eligible basis of the harmony Local Partnership as determined after completion of construction of the Harmony Complex.

Insurance. The Local General Partners, on behalf of the Harmony Local Partnership, will obtain and maintain insurance for the Harmony Complex in amounts of coverage approved by the Partnership and American Tax Credit Properties II L.P., and the lenders and/or applicable governmental agencies, to the extent so required. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate. Specifically, due to the prohibitive cost of earthquake insurance, it is likely that the Harmony Complex will not be covered by earthquake insurance.

INVESTMENT OBJECTIVES AND POLICIES

SECTION 8 PROGRAM MODIFICATIONS AND CONGRESSIONAL HEARINGS

The description of "Section 8 Program Modifications and Congressional Hearings" in the Prospectus is modified by adding the following paragraph after the seventh full paragraph on page 57:

As an outgrowth of Congressional Hearings concerning the Section 8 Moderate Rehabilitation Program, a federal grand jury was convened and an independent counsel was appointed, in connection with an investigation of former HUD Secretary Samuel Pierce. It is the General Partner's understanding that in connection with these matters, subpoenas requesting documents relating to HUD's Section 8 Moderate Rehabilitation Program have been delivered to many of the nation's Section 8 program participants, including former and present government officials, developers, attorneys, lenders, property

managers and syndicators, including an Affiliate of the General Partner, Wilder Richman Corp. (See "Management of the Partnership"); Landex Corp., a Local General Partner of the Chestnut Park Local Partnership; and Berel Altman, principal of Altman Development Group, a Local General Partner of the Chestnut Park Local Partnership. It is the General Partner's understanding and expectation that other local general partners, lenders, and property management agents of local partnerships (such as P.M. Diversified, Inc., management agent of the Carrington Place Complex which has not received, as of the date of this Supplement, a request for information) invested in by the Partnership or by Affiliates of the Partnership may have also been or in the future will be issued such requests for information.

PROFITS, LOSSES AND DISTRIBUTIONS

For 1990, the distribution of the Limited Partners' share of Cash Available for Distribution among the Limited Partners may vary on a per Unit basis based upon the date each Limited Partner is admitted to the Partnership. No later than the last day of the Partnership's fiscal year, the General Partner will establish, in its sole discretion, an annual return on the Unreturned Capital Contribution as existing from time to time of each Limited Partner based upon distributions to them of Cash Available for Distribution and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them. On a per Unit basis, no Limited Partner may receive distributions of Cash Available for Distribution in an amount greater than the distributions of Cash Available for Distribution to any investor admitted prior to such Limited Partner and the prescribed per Unit return will be the same for each Limited Partner admitted on a particular Closing Date.

In order to provide for the distribution described above, the description of "Cash Available for Distribution" under "Partnership Level" on page 79 of the Prospectus is modified to read in its entirety as follows:

> Distributions of Cash Available for Distribution for any year will be made by the Partnership 99% to the Limited Partners and 1% to the General Partner. For 1990, the Limited Partners' share of Cash Available for Distribution will be distributed among the Limited Partners in amounts which, taking into account distributions to them of Cash Available for Distribution and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them, equal a prescribed annual return on the Limited Partners' Unreturned Capital Contributions as existing from time to time from the date each Limited Partner is deemed admitted to the Partnership through December 31, 1990. The amount of such annual return for 1990 corresponding to each such admission date will be determined by the General Partner no later than the last day of the Partnership's fiscal year; provided however, that in no event may any Limited Partner receive distributions of Cash Available for Distribution on a per Unit basis in an amount greater than the distribution of Cash Available for Distribution to any investor admitted to the Partnership prior to the admission of such Limited Partner.

The description of "Allocation of Profits, Losses and Credits" under "Partnership Level" on page 79 of the Prospectus is modified by adding the following sentence after the first sentence of the first paragraph on page 80 of the Prospectus:

> For 1990, the Limited Partners' share of Profits for tax purposes, other than from a Sale, will be allocated among them in a manner that properly reflects distributions to them of Cash Available for Distribution pursuant to item 1 above.

In addition, the third paragraph on page 80 of the Prospectus is modified by adding the following sentence after the first sentence of the paragraph:

> The Limited Partners' share of Low-Income Credits will be allocated among the Limited Partners based upon their share of depreciation deductions.

Furthermore, the fifth paragraph on page 80 of the Prospectus is modified to read in its entirety as follows:

> In addition, the Partnership Agreement provides that the aggregate interests of the General Partner in each Partnership item will be equal to at least 1% of such items and that "qualified income offset" and "minimum gain" provisions included in Regulations under Section 704(b) of the Code will be satisfied.

FEDERAL INCOME TAX CONSIDERATIONS

The following paragraph is added after the second full paragraph on page 91 under the subheading "Allocations of Partnership Income and Losses for Tax Purposes:"

If there is more than one investor Closing, the Partnership Agreement permits the General Partner to allocate Partnership items attributable to the periods between such investor Closings under any method acceptable to the General Partner so long as the method is in conformity with Section 706 of the Code. Code Section 706(d)(3) provides that if a parent partnership (such as the Partnership) holds an interest in a subsidiary partnership (such as a Local Partnership) and there is a change in the interest of the partners of the upper-tier partnership, each partner's distributive share of any item of the upper-tier partnership attributable to the lower-tier partnership shall be determined by assigning the appropriate portion of each such item to the appropriate days during which the upper-tier partnership is a partner in the lower-tier partnership and by allocating the portion assigned to any such day among the partners in proportion to their interest in the upper-tier partnership at the close of such day (the "varying interest rule"). Consequently, the Limited Partners' share of depreciation deductions generated by a building owned by a Local Partnership will be allocated on a day-by-day basis among those Limited Partners who are Partners in the Partnership on such day. As discussed above, the Regulations require that Low-Income Credits be allocated among partners in the manner in which they share in the deductions arising from the expenditures giving rise to the Low-Income Credits. The General Partner intends to allocate the Low-Income Credits to the Partners based upon their shares of depreciation deductions generated by the Local Partnerships. With respect to allocations of Low-Income Credits for 1990, the IRS may interpret the varying interest rule to require that Low-Income Credits be allocated pro rata amongst the Partners according to their interests in the Partnership at the time the Low-Income Credits become available. While Counsel believes that the General Partner's interpretation of the Code and Regulations with respect to the allocation of Low-Income Credits for 1990 is reasonable, there is no authority directly on point with respect to this issue. Therefore, Counsel is unable to render an opinion with respect to the validity of the allocations of Low-Income Credit for 1990.

Clause (b) under the subheading "Opinions to be Rendered" on page 81 is modified to read in its entirety as follows:

(b) it is more probable than not that the allocation provisions of the Partnership Agreement will be materially respected, however, Counsel renders no opinion with respect to the allocation of Low-Income Credits for 1990;

The first sentence of the fourth paragraph on page 81 under the subheading "Opinions to be Rendered" is modified to read as follows:

In the case of each Local Partnership Interest to be acquired by the Partnership, the General Partner will obtain an opinion of Kelley, Drye & Warren or such other counsel satisfactory to the Partnership ("Partnership Local Counsel"), in connection with the Partnership's admission into the Local Partnership, with respect to certain federal income tax matters discussed below. Such opinion will not opine with respect to the timing of the realization of the tax benefits or any quantification of the amount of such tax benefits. Except as described below, the opinion of Partnership Local Counsel will be substantially to the effect that, for federal income tax purposes:

(a) the Local Partnership will be treated as a partnership for federal income tax purposes and the interest of the Partnership in the Local Partnership will be treated as a partnership interest for federal income tax purposes;

(b) it is more probable than not that the allocation provisions of the Local Partnership Agreement will be materially respected;

(c) the Local Partnership will be treated as the owner of the applicable Property for federal income tax purposes;

(d) the Property will be eligible for Low-Income Credits (the opinion will not address the amount of Low-Income Credits with respect to a Property) and the Partnership will be entitled to

its share (based upon its interest in the losses or deductions of the Local Partnership attributable to the expenditures which give rise to the Low-Income Credits) of the Local Partnership's Low-Income Credits generated by the applicable Property;

(e) if and to the extent applicable, the qualified rehabilitation expenditures incurred with respect to the applicable Property will/or will not be eligible for a Rehabilitation Credit;

(f) in determining the federal tax basis for its interest in the Local Partnership, including for purposes of Section 465 of the Code, the Partnership may take into account a share of any qualified non-recourse mortgage indebtedness incurred by the Local Partnership (to the extent of the fair market value of the property securing such indebtedness), which share shall reflect the Partnership's shares of minimum gain and thereafter shall generally be in the same proportions as the Partnership's share of Local Partnership profits (as finally determined for federal income tax purposes) of the Local Partnership;

(g) the financing encumbering the Property, except for any portion of such debt guaranteed, either directly or indirectly, by any partner or Affiliate of any partner of the Local Partnership (and/or any Partner or Affiliate of any partner, if applicable) will constitute qualified non-recourse financing for purposes of Section 465 of the Code, non-recourse financing for purposes of Section 752 of the Code and qualified commercial financing for purposes of Section 46(c)(8) of the Code to the extent necessary such that the Local Partnership will be entitled to include such financing in the eligible basis of the Property on which the Low-Income Credits are allowed and in the allowance of any other tax benefits expected to be generated from the Property to the extent that such benefits are dependent upon eligible basis;

(h) the appropriate credit agency has allocated Low-Income Credit authority for the Property, or such an allocation is not necessary in order that the Local Partnership (and, through it, the Partnership and the Limited Partners) be entitled to Low-Income Credits; and

(i) assuming (a) that the Local Partnership and Local General Partners operate their business in accordance with, and for the purposes set forth in, the Local Partnership Agreement, and (b) continuing compliance by the Local Partnership and Local General Partners with the requirements of Low-Income Credits, including the operation of the Properties and the following of required procedures, it is more likely than not that, in the aggregate, a significant majority of the material tax benefits expected to be derived from the Local Partnership's ownership and operation of a Property which are described in this Prospectus will be realized by the Partnership from the acquisition by the Partnership of an interest in the Local Partnership.

The following paragraph is added after the third full paragraph on page 83 under the subheading "Recent Legislation—Publicly-Traded Partnerships Treated as Corporations:"

The 1987 Act directed the Treasury Department to conduct a study of (1) the issues of treating publicly-traded limited partnerships (and other partnerships which significantly resemble corporations) as corporations for federal income tax purposes and (2) the issues of compliance and administration with respect to publicly-traded partnerships and other large partnerships. On March 30, 1990, the Treasury Department submitted a report to Congress addressing the second set of issues in the requested study. In general, these proposals apply certain simplifying assumptions and procedures to "widely held partnerships" (generally, partnerships with 250 or more partners). These proposals could be advantageous or disadvantageous to limited partners depending on the limited partners' circumstances. The General Partner is unable to predict which, if any, of these proposals will become the subject of legislation which would ultimately be enacted into law.

RISK FACTORS

The following sentence is added after the second sentence of the fourth full paragraph on page 23 under the subheading "Tax Risks—Allocations":

Counsel will not render an opinion with respect to the allocation of Low-Income Credits for 1990.

The following paragraph is added after the first full paragraph on page 24 under the subheading "Tax Risks:"

18. *Low-Income Credits Subject to State Allocation.* All low-income housing projects, except to the extent of eligible basis financed with proceeds of tax-exempt bonds subject to the tax-exempt bond volume cap provisions of the Code, must be allocated specific amounts of low-income credit authority from the state housing credit ceiling by the state or local credit agency for the jurisdiction in which the project is located. Under current law, beginning in 1991, such amount is zero. Thus, it is possible that the Partnership will be unable to locate suitable properties in which to invest all the proceeds of the Offering. Under the 1989 Act, the low-income credit authority for 1990 is less than it was in prior years.

SUMMARY OF THE PARTNERSHIP AGREEMENT

Certain provisions of the Partnership Agreement will be amended to reflect the changes made under "Profits, Losses and Distributions" and to clarify certain provisions regarding restrictions on the General Partner.

Section 4.1 entitled "Distributions of Cash Available for Distribution" on page A-9 is modified to read in its entirety as follows:

Cash Available for Distribution shall be distributed 99% to the Limited Partners and 1% to the General Partner, at such times and in such amounts as the General Partner deems appropriate.

In 1990 the Limited Partners' share of Cash Available for Distribution shall be distributed among the Limited Partners in amounts which, when taking into account distributions of Cash Available for Distribution and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them pursuant to Section 4.3(d), provides each Limited Partner with a prescribed annual return on his Unreturned Capital Contribution as existing from time to time from his respective deemed admission date determined under Section 4.6(a) through December 31, 1990. The amount of such annual return for 1990 corresponding to each admission date will be determined by the General Partner no later than the end of the Partnership's fiscal year; provided, however, that no Limited Partner may receive distributions of Cash Available for Distribution on a per Unit basis in an amount greater than the distribution of Cash Available for Distribution to any Limited Partner who was admitted to the Partnership prior to such Limited Partner.

Section 4.3(b) of the section entitled "Profits, Losses, Low-Income Credits and Rehabilitation Credits" on page A-10 is modified to read in its entirety as follows:

(b) After giving effect to the special allocations set forth in Section 4.4, Profits (other than from a Sale), for each taxable year, shall be allocated 99% to the Limited Partners and 1% to the General Partner. For 1990, such Profits shall be allocated among the Limited Partners in a manner that properly reflects distributions to them of Cash Available for Distribution pursuant to Section 4.1.

The third sentence of Section 4.6(a) of the section entitled "Allocations for Multiple Closing Dates" on page A-12 is modified to read as follows:

For purposes of such allocations, reflections in the Capital Accounts and such other purposes as the General Partner determines, a Limited Partner who acquires Units from the Partnership shall be deemed to have been admitted to the Partnership as of the first day of the month in which such person is actually admitted to the Partnership.

Section 4.6(b) of the section entitled "Allocations for Multiple Closing Dates" on page A-12 is modified to read in its entirety as follows:

(b) All items of loss and deduction for Federal income tax purposes (such items being referred to in this paragraph as "Expenses") allocable to Limited Partners shall be allocated on the basis of interim closings of the Partnership's books in accordance with Section 4.6(a) and, for any taxable year or portion thereof following the Last Closing Date, such Expenses shall be allocated in accordance with Section 4.3.

Section 4.10 is hereby added to page A-13 to read as follows:

Section 4.10. Proportionate Share.

Solely for purposes of the interpretation and application of this Article Four, the Partnership shall be treated as owning its proportionate share of all Properties owned by the Local Partnerships.

Section 5.11(a)(vii) of the section entitled "Additional Restrictions on the General Partner" on page A-24 is modified in its entirety as follows:

(vii) if required by applicable law as a precondition of the right of the Local Partnership to sell its Property free of the restrictions imposed by law in order to qualify for Low-Income Credits, the right to require the Local General Partner to request at any time after the fourteenth year of the 15 year compliance period applicable to such Property that the applicable state housing credit agency endeavor to locate within one year from the date of such request a purchaser who will maintain the Property as a low-income Property at a purchase price that is not less than the debt encumbering the Property plus the Local Partnership's equity in the Property (adjusted for cost of living increases as permitted by applicable law), and if such agency locates such a purchaser, the right to compel the Local General Partner to accept the offer to purchase of such purchaser.

The former Section 5.11(a)(vii) is renumbered as Section 5.11(a)(viii).

Section 5.11(e) of the section entitled "Additional Restrictions on the General Partner" on page A-24 is modified by inserting the phrase "to the extent applicable" after each reference to the NASAA Guidelines.

PRIOR PERFORMANCE UPDATE

As an update to the discussions in the Prospectus with respect to certain Prior Private Programs, the following events have occurred:

Emerald Hills Associates and Erin's Isle Company

As of September 14, 1989, a majority in interest of limited Partners of Emerald Hills Associates ("Emerald") and Erin's Isle Company ("Erin's"), voted to replace the existing general partners and management agents (parties unrelated to the General Partner). Affiliates of the General Partner agreed to become replacement general partner and management agent, and have since reached certain agreements with FmHA, the mortgage lender to the properties owned by Emerald and Erin's. Under such agreements, Emerald and Erin's are receiving from FmHA rent increases ranging from 35% to 70%. In the opinion of the replacement management agent, such increased rents are sufficient to provide positive cash flow for all the properties owned by Emerald and Erin's. All of the properties owned by Emerald and Erin's are current on all debt service, all property tax payments are anticipated to be fully paid by the end of June 1990 and all properties are virtually 100% occupied.

Tiffany/Rivergate Associates, Ltd.

Tiffany/Rivergate Associates, Ltd. ("TRA") is the investor limited partner in two local partnerships which own predominantly market rate (not low-income) properties. HUD has rejected the workout proposals made by the local general partners (unaffiliated with WRC) and has indicated its intention, among other things, to remove the local general partners and management agent (unaffiliated with WRC), become a mortgagee in possession, and commence foreclosure proceedings. Acting based on its communications with the limited partners, WRC has advanced its own funds to commence a legal action, on behalf of itself and TRA, against the local general partners, but currently has no intention of intervening with HUD. The limited partners, generally, have received (as of this date and before any sale of the properties) after-tax benefits nearly equal to their invested capital. Current tax law restricts the limited partners' use of passive losses from TRA. For limited partners who have been restricted from using the passive losses, any taxes due upon the sale of the properties would be substantially less than their remaining capital installments. Because of these factors, a majority of the limited partners responding to inquiries made by the general partner of TRA indicated that they would rather have their potential liability for their remaining capital contributions relinquished, rather than used in a workout with HUD.

Willard Square Associates II Limited Partnership

With respect to another prior private program, in the fall of 1983 affiliates of the General Partner acted as placement agent and as special limited partners in connection with the sale of limited partnership interests in Willard Square Associates II Limited Partnership (the "Willard Square Partnership"), which owns 123 market rate condominium units in a building known as Willard Square in Hartford, Connecticut. The Willard Square Partnership Agreement provides that, if the condominium units were not sold or refinanced by July 1, 1990, 75% of the limited partners could vote to dissolve the Willard Square Partnership and distribute the condominium units in kind so that each limited partner who so desires could acquire a pro-rata share of condominium units. In June 1987, the first mortgage loan of Continental Bank, N.A. (the "Bank"), which was secured by the condominium units, was renegotiated by creating two mortgages; Mortgage-A, a $3,200,000 non-recourse loan due on December 31, 1991 with interest at 9% per annum through 1989 and at 1.5% per annum over the Bank's prime rate for 1990 and 1991; and Mortgage-B, a 20-year mortgage with interest at the then federal rate and no payments of interest or principal required for 20 years. In 1990, the Willard Square Partnership requested that the Bank agree to continue the interest rate of Mortgage-A at 9% per annum. The Bank rejected this request, subsequently declared Mortgage-A in default, and notified the Willard Square Partnership that it was accelerating the notes secured by Mortgage-A and Mortgage-B. The Willard Square Partnership has not paid interest for April and May 1990, nor the difference between 11.5% and 9% for January, February and March 1990. Based upon a meeting on May 4, 1990, and subsequent communications with the Bank, an agreement is being negotiated to maintain the interest rate at 9% per annum through December 31, 1991 and pursuant to which the Willard Square Partnership would proceed with a plan, similar in many respects to the original dissolution plan. Under the plan being discussed, those limited partners desiring to own the condominium units would guarantee a pro-rata portion of Mortgage-A and would pay the principal amount attributable to their pro rata share of the condominium units on or about December 31, 1991. Those limited partners not desiring to purchase condominium units would deed their pro-rata share of the condominium units to the Bank for one dollar ($1.00) plus release of their pro-rata share of mortgage liabilities (such investors would be responsible in 1990 for the income taxes due upon such transfer). Upon reinstatement of the mortgages, the Willard Square Partnership would pay any and all past due interest at the rate of 9% per annum.